For Immediate Release
Citigroup Inc. (NYSE: C)
October 30, 2014

Citigroup Adjusts Third Quarter 2014 Financial Results

New York — Citi announced today that it is adjusting downward its third quarter 2014 financial results, from those reported on October 14, 2014, due to a $600 million increase in legal accruals. The increase resulted from rapidly-evolving regulatory inquiries and investigations, including very recent communications with certain regulatory agencies related to previously-disclosed matters. The financial impact lowers Citi’s third quarter 2014 net income from $3.4 billion to $2.8 billion.
The table below sets forth Citi’s summary financial results for the third quarter 2014, as reported on October 14, 2014 and as adjusted. Citi’s Third Quarter 2014 Quarterly Report on Form 10-Q, to be filed with the U.S. Securities and Exchange Commission on October 30, 2014, will reflect these adjustments. Citi also intends to release a revised Third Quarter of 2014 Quarterly Financial Data Supplement reflecting these adjustments.

	Citigroup Inc. and Consolidated Subsidiaries
In millions of dollars, except per-share amounts and ratios	3Q14 As previously reported	3Q14 Adjustments	3Q14 As adjusted
Revenues, net of interest expense	$19,604	$ —	$19,604
Operating expenses	12,355	600	12,955
Income from continuing operations before income taxes	5,499	(600)	4,899
Income taxes	1,985	—	1,985
Citigroup’s net income	$3,439	$(600)	$2,839
Net income for:
Citicorp	$3,201	$(600)	$2,601
Diluted earnings per share
Income from continuing operations	$1.08	$(0.20)	$0.88
Net income	1.07	(0.19)	0.88
Performance Metrics: Return on average assets	0.72%	(13) bps	0.59%
Efficiency Ratio	63	300 bps	66
Return on average common stockholders’ equity	6.5	(120) bps	5.3
Basel III Ratios—Full Implementation: Common Equity Tier 1 Capital(1)	10.74%	(8) bps	10.66%
Tier 1 Capital(1)	11.51	(8) bps	11.43
Total Capital(1)	12.85	(8) bps	12.77
Estimated Supplementary Leverage Ratio(2)	6.02	(3) bps	5.99
Book value per common share	$67.31	$(0.20)	$67.11
Tangible book value per common share	57.73	(0.20)	57.53
Note: Citi’s Basel III ratios, tangible book value per common share and tangible common equity are non-GAAP financial measures. For additional information, see Citi’s Third Quarter 2014 Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on October 30, 2014.

(1)
Capital ratios based on the final U.S. Basel III rules, with full implementation assumed for capital components; risk-weighted assets based on the Advanced Approaches for determining total risk-weighted assets.

(2)	Citi’s estimated Supplementary Leverage ratio based on the revised final U.S. Basel III rules.

A reconciliation of Citigroup’s total stockholders’ equity to tangible book value per share is as follows:

In millions of dollars, except per share amounts and ratios	Sept. 30, 2014 As reported	Adjustments	Sept. 30, 2014 As adjusted
Citigroup’s Total Stockholders’ Equity	$212,872	$(600)	$212,272
Less: Preferred Stock	8,968	—	8,968
Common Stockholders’ Equity	$203,904	$(600)	$203,304
Less:
Goodwill	24,500	—	24,500
Intangible Assets (other than Mortgage Servicing Rights)	4,525	—	4,525
Tangible Common Equity (TCE)	$174,879	$(600)	$174,279
Common Shares Outstanding at period end	3,029.5	—	3,029.5
Tangible Book Value Per Share	$57.73	$(0.20)	$57.53
(Tangible Common Equity/Common Shares Outstanding)

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Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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